Exhibit 99.01

FOR IMMEDIATE RELEASE	CONTACTS:
Bill Day (Media)
(210) 345-2928
Ashley Smith (Investor Relations)
(210) 345-2744

BILL KLESSE TO STEP DOWN AS VALERO CEO MAY 1;

JOE GORDER TO ASSUME CEO POSITION AND BECOMES DIRECTOR

SAN ANTONIO, March 3, 2014 — Valero Energy Corporation (NYSE: VLO) announced today that Bill Klesse, 67, has chosen to step down as Chief Executive Officer effective May 1. Klesse will remain a Valero director and Chairman of the Board.

Joe Gorder, 56, who was named Valero’s President and Chief Operating Officer in 2012, was elected to the role of CEO effective May 1 and has also been elected a director by the Board of Directors. Gorder will join Valero’s Board of Directors immediately.

“I would like to thank our employees, Valero’s shareholders, our customers and suppliers, and our communities where we live and work for the support they have given Valero and me,” Klesse said. “I ask that these same stakeholders give Joe the same support they have given me. Joe has long played a vital role in developing and implementing our strategies as a key member of Valero’s executive team. Our succession plan has been in place for some time and has progressed as planned with the complete involvement and support of the Board of Directors.

“We have accomplished so much and improved the performance of all areas by working together as a team over the years. At Valero, it is always about a safe, stable and reliable operation, providing quality products for our customers and adding value to society. We must pursue excellence every day.”

Klesse became CEO in 2005 and was named Chairman of the Board in 2007. He has spent his entire 45-year career with Valero and its predecessor companies.

“Bill has done a great job of leading Valero, and he has positioned the company very well to continue to succeed,” Gorder said.

In addition to his current position, Gorder previously held positions at Valero including Executive Vice President, Chief Commercial Officer and President of Valero Europe; Executive Vice President-Marketing and Supply; and Senior Vice President for Corporate Development and Strategic Planning. Joe has been with Valero and its predecessors for 27 years.

About Valero:

Valero Energy Corporation, through its subsidiaries, is an international manufacturer and marketer of transportation fuels, other petrochemical products and power. Valero subsidiaries employ approximately 10,000 people, and assets include 16 petroleum refineries with a combined throughput capacity of approximately 3 million barrels per day, 10 ethanol plants with a combined production capacity of 1.2 billion gallons per year, a 50-megawatt wind farm, and renewable diesel production from a joint venture. Through subsidiaries, Valero owns the general partner of Valero Energy Partners LP (NYSE: VLP), a midstream master limited partnership. Approximately 7,400 outlets carry the Valero, Diamond Shamrock, Shamrock and Beacon brands in the United States and the Caribbean; Ultramar in Canada; and Texaco in the United Kingdom and Ireland. Valero is a Fortune 500 company based in San Antonio. Please visit www.valero.com for more information.